Exhibit 99.1

Petrosonic Energy, Inc. Announces New Board Member

Petrosonic Energy, Inc. (OTCQB: PSON), an emerging leader in heavy oil upgrading and related technologies, announced today the addition of Richard Rutkowski to the Board of Directors.

Rutkowski is Chairman, CEO and a founder of ClearSign Combustion Corp. and was formerly CEO of Microvision, Inc., and a co-founder and Vice Chairman of Lumera, Corp. He is also a director of Ideal Power Corp. With more than 20 years of experience in executive management in both private and public companies, Mr. Rutkowski has a strong background in energy-related and other technologies and in corporate governance and management.

“Petrosonic is on the threshold of deploying a truly enabling technology in the heavy oil upgrading market,” said Rutkowski. “Sales of capital equipment related to heavy oil production and handling continue to grow at very aggressive rates. The company’s patented Sonoprocess ™ technology is compelling, because it can provide new and significant opportunities for extracting value and reducing costs in one of the most exciting segments of the energy market.”

"I am thrilled to have Rick join our Board of Directors,” offered Art Agolli, Chief Executive Officer of Petrosonic. "Rick has an outstanding record for driving and managing growth in a public company with leading edge technology.  We think he makes a great addition to a strong team and can assist in the direction and progression of Petrosonic Energy, Inc. We are delighted to welcome Mr. Rutkowski as part of our team."

About Petrosonic Energy, Inc.

Petrosonic Energy was established to deliver innovative technologies to the energy sector. Our current primary focus is to provide technologies that upgrade heavy oil economically and in an environmentally friendly manner. Our patented Sonoprocess™ uses cleantech sonic energy to de-asphalt heavy oil at much smaller scale and lower capital costs than conventional upgraders and without the use of water or release of emissions in the atmosphere.

Forward-Looking Statements Disclosure

This press release may contain "forward-looking statements" within the meaning of the federal securities laws. In this context, forward-looking statements may address the company's expected future business and financial performance, and often contain words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," "will," and other terms with similar meaning. These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct. All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.

Contact:

Petrosonic Investor
ir@petrosonic.net
Tel: (855) 626-3317
www.petrosonic.net